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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
                            SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          UNIVERSAL BRIDGE FUND, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  DELAWARE                               54-1844639
(STATE OR OTHER JURISDICTION OF INCORPORATION)          (I.R.S. EMPLOYER
                                                        IDENTIFICATION NO.)
      C/O WALNUT FINANCIAL SERVICES, INC.
      8000 TOWERS CRESCENT DRIVE
      SUITE 1070
      VIENNA, VIRGINIA                                         22182
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (Zip Code)


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


     TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
     -------------------                   ------------------------------
           NONE                                        NONE


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (TITLE OF CLASS)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Universal Bridge Fund, Inc. (the "Corporation") was incorporated under the laws of the State of Delaware on January 30, 1996. The Corporation intends to elect to be regulated as a business development company pursuant to Section 54(a) of the Investment Company Act of 1940, as amended.

The Corporation is a wholly owned subsidiary of Walnut Financial Services, Inc. which is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and intends to elect to be regulated as a business development company pursuant to Section 54(a) of the Investment Company Act of 1940, as amended.

The total number of shares of stock of all classes which the Corporation has authority to issue is One Thousand (1,000) shares of capital stock, with a par value of $0.01 per share, amounting in aggregate par value to Ten Dollars ($10.00). All of such shares are classified as "Common Stock." The Corporation does not intend to list the Common Stock on any exchange or otherwise seek a public market for the trading of these shares.

All Common Stock issued to date by the Corporation has been duly authorized, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends if, as and when authorized and declared by the Board of Directors of the Corporation out of assets legally available therefor and to share ratably in the assets of the Corporation legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Corporation.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election.

Holders of Common Stock have no conversion, sinking fund, redemption, or preferential rights to subscribe for any securities of the Corporation. Shares of Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by Delaware law, appraisal rights.

Pursuant to Delaware law, a corporation generally cannot dissolve, amend its certificate of incorporation or merge, unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter unless a greater percentage is set forth in the Corporation's certificate of incorporation. The Corporation's Certificate of Incorporation do not provide for a greater percentage in such situations.

The Corporation's Certificate of Incorporation and Bylaws are attached hereto as Exhibit 3.1 and 3.2.

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ITEM 2. EXHIBITS

3.1. Certificate of Incorporation of the Registrant, as amended on June 18, 1996.

3.2. Amended and Restated Bylaws of the Registrant, dated October 8, 1997.

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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


UNIVERSAL BRIDGE FUND, INC.



/s/ Joel S. Kanter
Joel S. Kanter, President                                  Date October 8, 1997